Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
100 Hale Street	Contact: Ron Lataille
Newburyport, MA 01950 USA	978-234-0926, rlataille@ufpt.com

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q2 Results

Newburyport, Mass., August 2, 2016.  UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom converter of foams, plastics, composites, and natural fiber materials, today reported net income of $2.7 million or $0.38 per diluted common share outstanding for its second quarter ended June 30, 2016, a 20.4% increase over net income of $2.3 million or $0.32 per diluted common share outstanding for the same period in 2015. Sales for the second quarter were $37.9 million, 3.8% higher than second quarter sales of $36.5 million in 2015.  Net income for the six-month period ended June 30, 2016 was $3.8 million or $0.53 per diluted common share outstanding compared to $3.9 million or $0.55 for the same period in 2015.  Sales for the six-month period ended June 30, 2016 were $72.4 million, compared to sales of $70.5 million for the same period in 2015.

“I am pleased with our second quarter results and progress,” said R. Jeffrey Bailly, Chairman and CEO.  “We have seen steady improvements in both our top and bottom lines, as the inefficiencies and extra labor associated with our plant moves and re-qualifications have begun to give way to the synergies we anticipated. Revenue grew nearly 4% over last year’s Q2, and has improved steadily throughout the year. A 31% decrease in military sales compared to the second quarter of 2015 was more than offset by 12% sales growth in our largest market, medical/biotech.”

“We also made good progress attracting new talent for key positions, including a general manager for our largest facility, our 250,000-square-foot Michigan operation,” Bailly continued.  “And we have had increased activity on the acquisition front. With our ERP implementation completed and final plant consolidation mostly behind us, we feel we now have the bandwidth to integrate a new acquisition.”

“With continued growth anticipated in our medical business, our Northeast consolidation moving toward completion, increased acquisition activity, and an infusion of energetic new talent, we are bullish about our future,” said Bailly.

UFP Technologies is an innovative designer and custom converter of foams, plastics, composites, and natural fiber materials, principally serving the medical, automotive, aerospace and defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, statements about the Company’s acquisition strategies and opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, risks that the Company may not be able to finalize anticipated new customer contracts, risks associated with the implementation of new production equipment and requalification or recertification of transferred equipment, in a timely, cost-efficient manner, risks that any benefits from such new or transferred equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	Q2 2016 earnings

Consolidated Condensed Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015

Net sales	$37,902	$36,499	$72,406	$70,476
Cost of sales	27,616	26,206	54,393	51,544
Gross profit	10,286	10,293	18,013	18,932
SG&A	6,470	6,776	12,374	12,800
Restructuring costs	55	30	178	108
Material overcharge settlement	(432)	-	(432)	-
Gain on sale of fixed assets	-	-	(4)	(31)
Operating income	4,193	3,487	5,897	6,055
Interest income (expense), net	15	8	26	(15)
Income before income taxes	4,208	3,495	5,923	6,040
Income taxes	1,473	1,223	2,113	2,114
Net income from consolidated operations	$2,735	$2,272	$3,810	$3,926

Net income per share outstanding	$0.38	$0.32	$0.53	$0.55
Net income per diluted share outstanding	$0.38	$0.32	$0.53	$0.55

Weighted average shares outstanding	7,196	7,116	7,185	7,096
Weighted average diluted shares outstanding	7,271	7,210	7,263	7,203

Consolidated Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets:
Cash	$27,007	$29,804
Receivables	23,020	17,481
Inventories	13,884	14,202
Other current assets	3,075	2,116
Net property, plant, and equipment	48,325	46,555
Other assets	9,668	9,792
Total assets	$124,979	$119,950
Liabilities and equity:
Short-term debt	$1,020	$1,011
Accounts payable	5,463	4,598
Other current liabilities	4,769	5,374
Long-term debt	345	859
Other liabilities	4,872	4,536
Total liabilities	16,469	16,378
Total equity	108,510	103,572
Total liabilities and stockholders' equity	$124,979	$119,950